Exhibit 99.1

AGTC Announces Robust Improvements in Visual Sensitivity in Adult and Pediatric Patients, and Plans to Continue Clinical Development of AGTC-401 in Patients with CNGB3 Achromatopsia

February 8, 2022, at 7:00 a.m. EDT

•	AGTC-401 demonstrated a favorable safety profile through second-highest dose (1.1E+12 vg/mL) in ACHMB3 pediatric patients

•	At the dose of 1.1E+12 vg/mL greater than 50% of the combined adults and children that received AGTC-401 were responders based on improvements in visual sensitivity

•	Totality of data from adult and pediatric patients indicate biologic activity and reaffirm previous positive safety findings in adults

•	Company to host conference call to review data today at 8:00 a.m. ET

GAINESVILLE, Fla., and CAMBRIDGE, Mass., Feb.8, 2022 (GLOBE NEWSWIRE) — Applied Genetic Technologies Corporation (Nasdaq: AGTC), a clinical stage biotechnology company focused on the development and commercialization of adeno-associated virus (AAV)-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases, today reported updated interim three- month pediatric results and additional adult safety results out to as long as 24 months from its ongoing Phase 1/2 dose escalation study of AGTC-401. AGTC-401 is a recombinant AAV viral vector-based gene therapy targeting mutations in the CNGB3 gene in patients with achromatopsia (ACHMB3). Data from seven pediatric patients support previously reported findings from adults treated with AGTC-401, which demonstrated encouraging biologic activity and a favorable safety profile. There were no new Suspected Unexpected Serious Adverse Reactions (SUSARs) and for the three previously reported SUSARs, the inflammation continues to improve with steroid treatment. Based on the totality of the ACHMB3 data generated to date from 31 patients over as long as 24 months, AGTC plans to advance the clinical development of AGTC-401 subject to consultation with the U.S. Food and Drug Administration (FDA) at an End-of-Phase 2 (EOP2) meeting in the first half of 2022.

The Company also reported updated results from a parallel study of AGTC-402 targeting CNGA3 mutations in patients with achromatopsia that are consistent with previously reported results in adults, provide no indication of clinical improvements, and do not support further clinical development. Most patients with CNGA3 mutations express a mutant protein that is not typically found in patients with CNGB3 mutations, which the Company believes may have impacted results seen in patients that received AGTC-402. AGTC will continue to follow the ACHMA3 patients for long-term safety observations.

“The three-month pediatric findings provide further evidence for the strong potential of our product candidate for patients with ACHMB3, and we look forward to continuing our discussions with the regulatory agencies to determine the best path forward to bring this important therapy to patients,” said Sue Washer, President and Chief Executive Officer of AGTC. “We understand the challenges that patients with achromatopsia face in their daily lives and our team remains dedicated to advancing this program toward commercialization. These additional data provide us the opportunity to help inform the next phase of clinical development and we thank the patients and investigators for their participation in this important clinical trial.”

In the Phase 1/2 dose escalation study of AGTC-401 in ACHMB3 patients, a total of 21 adults were treated over a 100-fold dose range in five groups and a total of ten pediatric patients were treated at the three highest dose groups. The primary purpose of any Phase1/2 clinical trial is to identify a well-tolerated dose that provides clinical benefit to patients. The Company believes that the data to date support that the 1.1E+12vg/mL dose is well tolerated and provides clinical benefit in both adult and pediatric patients.

“We’re pleased to have identified a generally safe and well tolerated dose of AGTC-401 for both adults and pediatric patients when inflammation is controlled,” said Dr. Robert Sisk, MD, Director of Pediatric Vitreoretinal Surgery and Director of Ophthalmic Genetics – Cincinnati Children’s Hospital and the Cincinnati Eye Institute and an investigator in the ongoing AGTC achromatopsia Phase 1/2 trials. “Based on the available pediatric data at three months, which are consistent with previously reported results in adults with ACHMB3, we are encouraged by the biologic activity observed in patients treated with AGTC-401. The achromatopsia community currently faces a significant unmet need and the totality of this data reinforces the promise of AGTC-401 as a potential treatment option if confirmed in future studies.”

As previously reported, in both the ACHMB3 and ACHMA3 trials, treatment with the highest doses of AGTC-401 and AGTC-402, respectively, led to three cases of severe ocular inflammation in pediatric patients, which were reported as SUSARs. No new additional SUSARs have been reported and the inflammation in all previously reported SUSARs improved with an adjusted steroid regimen. Two SUSARs (one in ACHMA3 and one in ACHMB3) have since fully resolved and one (ACHMA3) continues to resolve, with all three patients’ best corrected visual acuity returning to baseline.

Secondary outcome measures evaluating efficacy were assessed by standard visual function tests such as perimetry. We defined two pediatric patients (17 and 7 years old) in the 1.1E+12 vg/mL dose group as responders based on improvements in visual sensitivity. Therefore, of the three adults and four children (total n=7) in the 1.1E+12 vg/mL dose group, four (>50%) are visual sensitivity responders. These patients also had improvements in quality of life as measured by a patient reported outcome survey developed specifically for patients with achromatopsia.

The two other pediatric patients in the 1.1E+12 vg/mL dose group and three pediatric patients ages 7 years and younger in the 3E+12vg/mL dose group (total n=5) could not sufficiently concentrate and consistently complete the visual sensitivity testing. Similar to other trials where endpoints are adapted for young children, AGTC plans to work closely with clinicians and regulators to develop potential adaptations for younger patients for visual sensitivity testing.

The Company is currently working on an EOP2 meeting package for the FDA and expects to receive feedback in the first half of 2022. Subject to these discussions with FDA, the Company plans to initiate the next phase of AGTC-401 clinical development. The clinical program will be based on the favorable risk benefit profile of the 1.1E+12 vg/mL dose, which had a generally safe and well tolerated safety profile across all patients and signs of biologic response based on improvements in visual sensitivity and other measures of visual function.

Final data and analysis of both ACHMA3 and ACHMB3 studies will be presented at relevant conferences and published for the ophthalmology community.

Conference Call and Webcast

AGTC will host a conference call and webcast to review the updated and previously reported interim study results today at 8:00 a.m.ET. To access the call, dial 877-407-6184 (US) or 201-389-0877 (outside of the US). A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events-and-presentations.

Please log in approximately 10 minutes prior to the scheduled start time. The archived webcast will be available in the Events and Presentations section of the Company’s website.

About Achromatopsia (ACHM)

Achromatopsia (ACHM) is an inherited condition caused by mutations in one of several genes, with the two most common being mutations in either the CNGB3 or CNGA3 genes. ACHM is associated with extremely poor visual acuity (most affected individuals are legally blind), extreme light sensitivity resulting in daytime blindness, and complete loss of color discrimination. AGTC is currently developing two separate AAV gene therapy product candidates for the two most prevalent forms of ACHM, caused by either a genetic mutation in the CNGB3 or CNGA3 genes. Together, these two genetic mutations account for up to 75% of the ACHM patient population.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with inherited retinal diseases. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered strategic collaborations with companies including Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, LLC, an innovator in the emerging field of optogenetics and retinal coding. For more information, please visit https://agtc.com/.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential of the Company’s late-stage development program in Achromatopsia (ACHM), including the potential for the clinical development of AGTC-401 at the second highest dose, the continued favorable safety profile, the timing of any discussions with the FDA, and its ability to continue the clinical development of AGTC-401. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; risks and uncertainties related to funding sources for our development programs; the direct and indirect impacts of the ongoing COVID-19 pandemic on the Company’s business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent periodic reports filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PR Contact:

Kerry Sinclair

Spectrum Science Communications

ksinclair@spectrumscience.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com